Exhibit 99.1

Howard Bancorp, Inc. Reports First Quarter 2021 Results

BALTIMORE--(BUSINESS WIRE)--April 21, 2021--Howard Bancorp, Inc. (NASDAQ: HBMD) (“Howard Bancorp” or the “Company”), the parent company of Howard Bank (“Howard Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2021.

First Quarter 2021 Highlights

  Strong net income growth:
    Net income, of $6.2 million for the quarter, was up 86% from first quarter of 2020 and up 39% from fourth quarter of 2020
    Core net income, 1 of $6.2 million for the quarter, was up 134% from first quarter of 2020 and up 13% from fourth quarter of 2020
  Strong earnings per share growth:
    Earnings per share (“EPS”), both basic and diluted, of $0.33 for the quarter, was up 83% from first quarter of 2020 and up 38% from fourth quarter of 2020
    Core EPS, 1 both basic and diluted, of $0.33 for the quarter, was up 136% from first quarter of 2020 and up 14% from fourth quarter of 2020
  Strong pre-provision net revenue (“PPNR”) 1 growth:
    PPNR, 1 at $9.4 million for the quarter, was up 49% from first quarter of 2020 and up 30% from fourth quarter of 2020
    Core PPNR, 1 at $9.4 million for the quarter, was up 35% from first quarter of 2020 and up 7% from fourth quarter of 2020
    Core PPNR, as a percentage of average assets, 1 1.50% for the quarter, was up 0.31% , or 31 basis points “BP”), from first quarter of 2020 and up 12 BP from fourth quarter of 2020
  Strong loan growth:
    Total loan growth of $81.5 million during the quarter, including $33.9 million of Paycheck Protection Program (“PPP”) loans
    Portfolio loan 1 growth (which excludes PPP loans) of $47.5 million during the quarter (11.2% annualized growth rate)
  Stable / improving net interest margin:
    Net interest margin, at 3.43% for the quarter, was up 4 BP from fourth quarter of 2020
    Operating net interest margin, 1 which excludes the impact of loan fair value accretion and net income from PPP lending, was 3.20% for the quarter, down 1 BP from fourth quarter of 2020
  Stable asset quality:
    Loan deferrals of $54.2 million at March 31, 2021 (2.8% of total loans and 3.1% of portfolio loans
    Nonperforming assets to total assets was 0.62% as of March 31, 2021, down 16 BP from first quarter of 2020 and down 17 BP from fourth quarter of 2020
    Provision for credit losses was $1.0 million for the quarter, down $2.4 million from first quarter of 2020 and down $700 thousand from fourth quarter of 2020
    Net charge-offs were $1.8 million for the quarter, or 0.43% of average total loans (annualized)
    Allowance for loan losses was 0.94% of total loans and 1.05% of portfolio loans 1 as of March 31, 2021; compared to March 31, 2020, up by 18 BP and 29 BP, respectively; compared to December 31, 2020, both down by 8 BP

  Good expense management:
    Noninterest expenses were $12.3 million for the quarter, down 15% from both first quarter of 2020 and fourth quarter of 2020
    Core noninterest expenses, 1 were $12.3 million for the quarter, flat compared to first quarter of 2020 and down 5% from fourth quarter of 2020
  PPP update:
    $95.7 million of PPP loans funded during the quarter
    $60.1 million of 2020 PPP loan originations forgiven during the quarter

1 These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). Please refer to the section entitled “Reconciliation of Non-GAAP Financial Measures” in this press release and to the financial tables entitled “GAAP to Non-GAAP reconciliation” for a reconciliation to the most directly comparable GAAP financial measures.

Mary Ann Scully, Chairman and CEO, commented, “The first quarter of 2021 demonstrated significant tangible progress towards our goal of driving revenue-led PPNR growth and returns which is, in turn, generating positive operating leverage. Revenue growth was led by commercial loan growth, through net origination of both portfolio loans and PPP loans, funded by low-cost deposits. This was accompanied by strong cost control and resource allocation devoted to customer-facing staff. We believe our low noninterest expense to average assets ratio positions us well against peers and reflects three years of focus on both branch optimization and core process improvements. However, we are proudest of our revenue growth as we believe that confirms differentiation. Our net interest margin is stable despite a very challenging low interest rate environment and, as the asset mix continues to shift toward loans, the margin should improve. Howard Bank’s historical emphasis on full commercial relationships has allowed us to significantly lower our cost of funds and that tailwind has almost completely offset the headwinds of compressed yields in both the loan and the securities portfolios. Those lower yields have been exacerbated by a higher proportion of assets in low-yielding but high-quality securities. The headwind of lower commercial line usage contributes to this excess liquidity, as does higher commercial deposit levels maintained by former net borrowers.

Strong commercial loan origination led to annualized double-digit growth in C&I balances. This growth was generated by our staff focused on our core Baltimore market and also showed early efforts of the two-person CRE team and the three-person C&I team now focused on the demographically attractive contiguous Greater Washington marketplace. The talent pipeline has been strong in both markets; approximately 20% of our commercial bankers are now focused on the Greater Washington market. We believe our loan pipelines in both markets bode well for the remainder of the year. We look forward to a general uplift in the economy and we hope to begin welcoming some staff back into the offices later in the second quarter. The loyalty of staff and existing customers has, however, given us strength, and we believe has continued to enhance the value of our brand, allowing us to acquire both new talent and new customers.”

Net Income and EPS

The Company reported net income of $6.2 million, or $0.33 per both basic and diluted common share, for the first quarter of 2021. This compares to net income of $3.3 million, or $0.18 per both basic and diluted common share, for the first quarter of 2020 and net income of $4.5 million, or $0.24 per both basic and diluted common share, for the fourth quarter of 2020.

First quarter 2021 basic and diluted EPS increased by $0.15 when compared to the first quarter of 2020 and $0.09 when compared to the fourth quarter of 2020. The following table presents an EPS rollforward for the first quarter of 2021 compared to both the first quarter of 2020 and the fourth quarter of 2020. The column noted as “FN” references each item in the rollforward to a footnote with additional information; reconciling items are presented on an after tax basis.

		First Quarter 2021 Compared to:
	FN	Q1 2020	Q4 2020
EPS, First Quarter 2020 / Fourth Quarter 2020		$0.18	$0.24
Decrease in the provision for credit losses	1	0.10	0.03
Pretax income from SBA Paycheck Protection Program ("PPP")	2	0.08	0.02
CFO departure charge (first quarter 2020)	3	0.03	-
Pretax income from former mortgage banking activities (first quarter 2020)	4	(0.01)	-
Litigation settlement charge (fourth quarter 2020)	5	-	0.04
Branch optimization charge (fourth quarter 2020)	6	-	0.02
Tax benefit resulting from CARES Act (first quarter 2020)	7	(0.06)	(0.01)
All other, net		0.01	(0.01)

EPS, First Quarter 2021		$0.33	$0.33

CHANGE		$0.15	$0.09

  The first quarter 2021 provision for credit losses was $1.0 million, a decrease of $2.4 million from the first quarter of 2020, and a decrease of $0.7 million from the fourth quarter of 2020.
  The Company commenced originating loans under the SBA’s PPP program in the second quarter of 2020 and began the process of loan forgiveness in the fourth quarter of 2020. First quarter 2021 pretax income of $2.1 million from this program represented an increase of $388 thousand from the fourth quarter of 2020. The PPP program did not exist prior to the second quarter of 2020.
  The first quarter of 2020 included noninterest expenses of $788 thousand attributable to the departure of the Company’s former CFO. There were no expenses attributable to the departure of any executive officers since that quarter.
  The first quarter of 2020 included $130 thousand in pretax income from the Company’s former mortgage banking activities, which were concluded in the first quarter of 2020.
  The fourth quarter of 2020 included a $1.0 million additional charge (total charge of $2.0 million), included within noninterest expense, for the settlement of potential litigation claims stemming from certain mortgages originated by First Mariner Bank. The settlement of this potential litigation was completed in January 2021.
  The fourth quarter of 2020 included a branch optimization charge, included within noninterest expense, of $554 thousand. There were no branch optimization charges in the first quarters of 2021 or 2020.
  A $1.3 million tax benefit resulting from the carryback of our 2018 net operating loss as a result of a provision in the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was recorded in 2020, with $1.2 million recorded in the first quarter of 2020 and an additional $94 thousand in the fourth quarter of 2020. There was no comparable item in the first quarter of 2021.

Core net income is a non-GAAP financial measure that excludes, if applicable, the earnings contribution of the Company’s mortgage banking activities and certain other items to provide a picture of ongoing activities deemed core to the Company’s strategy. Core net income for the first quarter of 2021, which is unchanged from reported net income, was $6.2 million, or $0.33 per both basic and diluted common share. This compares to core net income of $2.6 million, or $0.14 per both basic and diluted common share for the first quarter of 2020. The $0.19 per share increase in core EPS in the first quarter of 2021, when compared to the first quarter of 2020, was primarily the result of a lower provision for credit losses, which was down $2.4 million (+$0.10 after tax per share), and the pretax contribution from PPP lending activities of $2.1 million (+$0.08 after tax per share). This also compares to core net income of $5.5 million, or $0.29 per both basic and diluted common share, for the fourth quarter of 2020. The $0.04 per share increase in core earnings per share in the first quarter of 2021, when compared to the fourth quarter of 2020, was primarily the result of a lower provision for credit losses, which was down $0.7 million (+$0.03 after tax per share), and an increased pretax contribution from PPP lending activities of $388 thousand (+$0.02 after tax per share). *

Core pre-provision net revenue (“core PPNR”), a non-GAAP financial measure that adds back the provision for credit losses to GAAP pretax income and excludes the pretax earnings contribution of the Company’s former mortgage banking activities and certain other items, was $9.4 million for the first quarter of 2021. The first quarter of 2021 core PPNR was up $2.4 million, or 34.7%, from $7.0 million for the first quarter of 2020, and was up $617 thousand, or 7.0%, when compared to $8.8 million for the fourth quarter 2020. *

Paycheck Protection Program Loans

The Company continues to actively participate in the SBA’s PPP program. With the relaunch of the program by the SBA on January 19, 2021, $95.7 million in PPP loans were originated in the first quarter of 2021, consisting of 548 loans with an average loan size of $175 thousand. An additional 49 applications, totaling $4.2 million, were pending approval at March 31, 2021. An additional 13 loans, totaling $1.8 million, were funded through April 16, 2021.

During the second and third quarters of 2020, a total of $201.0 million in PPP loans were originated under the program, consisting of 1,062 loans with an average loan size of $189 thousand. A total of 409 loans, with an aggregate principal balance of $60.1 million, were forgiven during the first quarter of 2021. An additional 66 loans, with an aggregate principal balance of $7.2 million, were forgiven through April 16, 2021. Of the 1,062 loans originated in 2020, 611 have been forgiven totaling $97.5 million through April 16, 2021, representing 57.5% of the number of 2020 loans and 48.5% of 2020 principal balances.

During 2020, the Company deferred total processing fees from the SBA for originated PPP loans of $6.7 million. In addition, $782 thousand of origination costs were deferred. The PPP originations in the first quarter of 2021 resulted in $4.0 million of additional deferred processing fees from the SBA and $578 thousand of additional deferred origination costs. The net deferred fees are being accreted as a yield adjustment over the contractual term of the underlying PPP loans, with accelerated accretion upon forgiveness. PPP lending generated pretax income of $2.1 million, or $0.08 after tax per share, in the first quarter of 2021, an increase of $388 thousand, or $0.02 after tax per share, from the fourth quarter of 2020. PPP loans, net of unearned income, totaled $201.6 million at March 31, 2021, an increase of $33.9 million from $167.6 million at December 31, 2020. PPP loan principal balances were $206.4 million at March 31, 2021.

Certain information in this earnings release is presented with respect to “portfolio loans,” a non-GAAP financial measure defined as total loans and leases, but excluding the PPP loans. The Company believes that portfolio loan related measures provide additional useful information for purposes of evaluating the Company’s results of operations and financial condition with respect to the first quarter of 2021 when comparing to other periods, since the PPP loans are 100% guaranteed, were not subject to traditional loan underwriting standards, and a substantial portion of these loans are expected to be forgiven and repaid by the SBA within the next 12 months. *

COVID-19 Loan Modifications

The Company has provided loan modifications to both commercial and retail customers, on a case by case basis, in the form of payment deferrals for periods up to six months. Deferrals trended favorably from their peak of $315 million (17.9% of both total loans and portfolio loans) on April 24, 2020, dropping to a low of $41.4 million (2.2% of total loans and 2.4% of portfolio loans) at January 22, 2021, before increasing slightly to $55.8 million at March 12, 2021 (3.0% of total loans and 3.3% of portfolio loans), the most recent date when the Company previously disclosed deferral data. Since that date, deferrals have decreased slightly. As of both March 31 and April 16, 2021, deferrals are $54.2 million, or 2.8% of total loans and 3.1% of portfolio loans. Included in total deferrals at both March 31 and April 16, 2021 are second deferrals (including deferrals where the cumulative inception to date deferral is greater than six months) of $27.6 million. Full payment deferrals represent 36% of total deferrals while principal only deferrals represent 64% of total deferrals. *

Asset Quality and Allowance for Loan and Lease Losses

Nonperforming assets (“NPAs”) totaled $16.4 million at March 31, 2021, a decrease of $3.8 million from December 31, 2020 and a decrease of $3.2 million from March 31, 2020. NPAs consisted of $15.7 million of nonperforming loans (“NPLs”) and $629 thousand of other real estate owned (“OREO”) at March 31, 2021. NPLs were 0.81% of total loans and 0.90% of portfolio loans at March 31, 2021. NPAs represented 0.62% of total assets, 0.84% of total loans and OREO, and 0.94% of portfolio loans and OREO at March 31, 2021. *

  This compares to NPAs of $19.5 million at March 31, 2020 that consisted of $17.2 million in NPLs and $2.3 million of OREO. NPLs were 0.98% of total loans at March 31, 2020 while nonperforming assets represented 0.78% of total assets and 1.11% of total loans and OREO at March 31, 2020.
  This compares to NPAs of $20.2 million at December 31, 2020 that consisted of $19.4 million in NPLs and $743 thousand of OREO. NPLs were 1.04% of total loans and 1.14% of portfolio loans at December 31, 2020 while NPAs represented 0.79% of total assets, 1.08% of total loans and OREO, and 1.19% of portfolio loans and OREO at December 31, 2020.

Net charge-offs were $1.8 million in the first quarter of 2021 and represented 0.43% of average loans (annualized). This compares to net charge-offs of $462 thousand, or 0.11% of average loans (annualized) in the first quarter of 2020 and $195 thousand, or 0.05% of average loans (annualized) in the fourth quarter of 2020. The allowance for loan and lease losses (the “allowance”) was $18.4 million on March 31, 2021. The provision for credit losses for the first quarter of 2021 was $1.0 million. Included in first quarter 2021 net charge-offs was $677 thousand attributable to one loan relationship where the Company had established an $894 thousand specific allocation of the allowance as of December 31, 2020. There were no specific allocations of the allowance at March 31, 2021.*

Because the Company is a smaller reporting company under SEC rules, the allowance was determined under the incurred loss model. The $18.4 million allowance represented 0.94% of total loans, 1.05% of portfolio loans, and 116.8% of NPLs at March 31, 2021. *

  This compares to an allowance of $13.4 million at March 31, 2020. The March 31, 2020 allowance represented 0.76% of total loans and 77.8% of NPLs. The $5.0 million increase in the allowance at March 31, 2021 was the result of aggregate provisions for credit losses attributable to the allowance of $7.1 million partially offset by aggregate net charge-offs of $2.1 million during the four-quarter period ending March 31, 2021.
  This compares to an allowance of $19.2 million at December 31, 2020. The December 31, 2020 allowance represented 1.03% of total loans, 1.13% of portfolio loans, and 98.6% of NPLs. The $794 thousand decrease in the allowance at March 31, 2021 was the result of net charge-offs of $1.8 million during the quarter ended March 31, 2021 partially offset by a provision for credit losses of $1.0 million.

The Company’s allowance as a percentage of total loans has historically been lower than certain of our peers due to the accounting for acquired loans and their initial impact on the allowance. The allowance and unamortized fair value marks as a percentage of portfolio loans, a non-GAAP measure used by management to assess credit coverage, adds the unamortized fair value marks to total loans, portfolio loans, and the allowance. The fair value marks, unlike the allowance, are not available to absorb general losses but are only available to absorb losses for the specific loan to which they apply. However, this measure provides the Company with an additional indicator of potential loss absorption capacity. The allowance and unamortized fair value marks as a percentage of total loans plus fair value marks was 1.21% at March 31, 2021, a decrease of 4 BP from March 31, 2020 and a decrease of 16 BP from December 31, 2020. The allowance and unamortized fair value marks as a percentage of portfolio loans plus fair value marks was 1.35% at March 31, 2021, an increase of 10 BP from March 31, 2020 and a decrease of 15 BP from December 31, 2020. *

The Company’s asset quality trends indicate modest additional stress in the loan portfolio, although we believe our ongoing active management of the portfolio, COVID-19 related loan modifications, and PPP loans have reduced the short-term risk in the portfolio. With the exception of the specific allocation previously discussed, the growth in the allowance since the start of the pandemic has been based on management’s evaluation of certain qualitative factors included in the determination of the allowance, primarily economic factors driven by the unemployment rate and GDP as well as factors driven by the level of loans to potentially highly impacted industries and risk rating downgrades.

The Maryland economy, like most of the nation, is open with limited restrictions and substantial economic activity has returned; however, unemployment still remains high, and many businesses are still experiencing challenges. Continued government stimulus and the quickening pace of vaccination availability provide reason for optimism that the worst of the pandemic may soon be in the past, although there remains much uncertainty, including the ability of the Company’s customers and businesses to return to their pre-pandemic routine.

Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance. While the level of payment deferrals and PPP loan assistance have reduced the short-term risk in the Company’s loan portfolio and traditional lagging indicators of delinquencies and nonperforming loans remain historically modest, management believes there is the potential for additional risk rating downgrades and an increase in charge-offs in future periods.

Stockholders’ Equity and Regulatory Capital Ratios

Stockholders’ equity at March 31, 2021 was $292.7 million, a decrease of $2.0 million from December 31, 2020. The decrease was primarily due to an $8.5 million decrease in accumulated other comprehensive income (“AOCI”), which represents the after tax impact of changes in the fair value of available-for-sale securities. The decline in the fair value of available-for-sale securities was the result of the rapid increase in intermediate and long-term treasury yields during the first quarter of 2021. The decrease in AOCI was partially offset by first quarter 2021 net income of $6.2 million. Book value per common share was $15.58 at March 31, 2021, a decrease of $0.14 per share since December 31, 2020, with the change in AOCI representing a $0.45 per share decrease partially offset by first quarter 2021 EPS of $0.33.

Tangible stockholders’ equity, a non-GAAP financial measure that deducts goodwill and other intangible assets, net of any applicable deferred tax liabilities, was $257.3 million at March 31, 2021. This compares to $258.8 million at December 31, 2020, with the $1.5 million decrease primarily due to the first quarter 2021 decrease in AOCI of $8.5 million, partially offset by first quarter 2021 net income of $6.2 million and the $449 thousand after tax effect of core deposit intangible amortization. Tangible book value per common share, a non-GAAP measure that divides tangible stockholders’ equity by the number of shares outstanding, was $13.70 per share at March 31, 2021, a decrease of $0.11 per share since December 31, 2020. *

The Company’s regulatory capital ratios are all well in excess of regulatory “well-capitalized” and internal target minimum levels. Note that the Company had adopted the regulatory AOCI opt-out election; as a result, AOCI is not a component of regulatory capital and, therefore, the change in AOCI has not impacted regulatory capital ratios. The total capital ratio was 14.47% while both the Common Equity Tier 1 (“CET 1”) and Tier 1 capital ratios were 12.06% at March 31, 2021. The Tier 1 to average assets (“leverage”) ratio was 9.53%. A comparison of the Company’s March 31, 2021 regulatory capital ratios to March 31, 2020 and December 31, 2020 is as follows:

  Regulatory capital ratios at March 31, 2020 consisted of a total capital ratio of 13.16% while both the CET 1 and Tier 1 capital ratios were 10.95%. The leverage ratio was 9.10%. All March 31, 2021 regulatory capital ratios were above the March 31, 2020 levels.
  Regulatory capital ratios at December 31, 2020 consisted of a total capital ratio of 14.32% while both the CET 1 and Tier 1 capital ratios were 11.83%. The leverage ratio was 9.26%. All March 31, 2021 regulatory capital ratios were above the December 31, 2020 levels.

Liquidity

The Company’s liquidity position remains strong. The Company has continued to experience increases in low-cost customer deposits since the end of the first quarter of 2020. The Company also continues to build stable sources of contingency funding capacity, and management remains confident that it will be able to access these funds in the event that the markets again become restricted.

Net Interest Income and Net Interest Margin

Net interest income was $19.7 million for the first quarter of 2021, unchanged from $19.7 million for the fourth quarter of 2020, and an increase of $2.2 million, or 12.3%, from $17.5 million in the first quarter of 2020. PPP net interest income increased by $317 thousand from the fourth quarter of 2020 and $2.0 million from the first quarter of 2020. The PPP program did not exist in the first quarter of 2020. Non-PPP related changes in net interest income were attributable to the impact of lower funding costs and lower yields on earning assets.

The following table presents selected yields and rates for the first quarters of 2021 and 2020 as well as the fourth quarter of 2020. Changes in the first quarter 2021 yields and rates from the first quarter of 2020 and the fourth quarter of 2020 are also included in the table.

				First Quarter 2021 Change from:
	First Quarter 2021	First Quarter 2020	Fourth Quarter 2020	First Quarter 2020	Fourth Quarter 2020

Selected yields and rates:
Net interest margin	3.43%	3.34%	3.39%	0.09%	0.04%
Operating net interest margin *	3.20%	3.29%	3.21%	-0.09%	-0.01%
Earning asset yield	3.70%	4.24%	3.74%	-0.54%	-0.04%
Total loan yield	4.22%	4.58%	4.23%	-0.36%	-0.01%
Cost of total IBL + demand deposits	0.28%	0.93%	0.37%	-0.65%	-0.09%
Impact of fair value adjustments on
acquired loans:
Net interest margin	0.14%	0.05%	0.16%	0.09%	-0.02%
Earning asset yield	0.15%	0.06%	0.17%	0.09%	-0.02%
Total loan yield	0.17%	0.07%	0.21%	0.10%	-0.04%
Impact of PPP loans:
Net interest margin	0.09%	0.00%	0.02%	0.09%	0.07%
Earning asset yield	0.09%	0.00%	0.03%	0.09%	0.06%
Total loan yield	0.07%	0.00%	-0.02%	0.07%	0.09%

The first quarter 2021 net interest margin of 3.43% was up 9 BP from the first quarter of 2020 and up 4 BP from the fourth quarter of 2020. The impact of the accretion of fair value adjustments on acquired loans (“FV accretion”) and net interest income from PPP lending had a significant impact on the reported net interest margin. Operating net interest margin is a non-GAAP financial measure defined as net interest income excluding both FV accretion and net interest income from PPP lending divided by average earning assets excluding both the average balance of fair value adjustments on acquired loans and the average balance of PPP loans. The Company believes that operating net interest margin related measures provide additional useful information for purposes of evaluating the Company’s results of operations. *

The first quarter 2021 operating net interest margin of 3.20% was down 9 BP from the first quarter of 2020. While the cost of funds (defined as average total IBLs + demand deposits) decreased by 65 BP, the yield on earning assets, as adjusted for FV accretion and interest income from PPP lending, decreased by 72 BP. The first quarter 2021 operating net interest margin of 3.20% is down 1 BP from 3.21% in the fourth quarter of 2020. The cost of funds decreased by 9 BP while the yield on earning assets, as adjusted for FV accretion and interest income from PPP lending, decreased by 8 BP during the first quarter of 2021.

Net interest margin compression is a continuing trend as market interest rates, after falling to historically low levels due to the COVID-19 pandemic through the second quarter of 2020, have generally stabilized, while intermediate and longer-term Treasury rates have risen. The yield on the 10-year Treasury bond, after reaching a low of 0.52% in early August 2020, has increased significantly since that time, increasing to 0.93% at December 31, 2020 and to 1.74% at March 31, 2021. The following table presents selected market interest rates for the periods presented; all are averages except the rates at March 31, 2021, March 31, 2020, and December 31, 2020:

	Prime Rate	Fed Funds Effective Rate	30 Day LIBOR	10 Year Treasury

2021 First Quarter	3.25%	0.08%	0.12%	1.30%
2020 Fourth Quarter	3.25%	0.09%	0.15%	0.86%
2020 First Quarter	4.40%	1.25%	1.41%	1.38%
Change from:
2020 Fourth Quarter	0.00%	-0.01%	-0.03%	0.44%
2020 First Quarter	-1.15%	-1.17%	-1.29%	-0.08%

At March 31, 2021	3.25%	0.06%	0.11%	1.74%
At December 31, 2020	3.25%	0.09%	0.14%	0.93%
At March 31, 2020	3.25%	0.08%	0.99%	0.70%

Noninterest Income

Noninterest income was $2.1 million for the first quarter of 2021, a decrease of $1.3 million from the $3.4 million reported in the first quarter of 2020, and a decrease of $76 thousand from the $2.1 million reported in the fourth quarter of 2020. There was no noninterest income attributable to the Company’s former mortgage banking activities in either the first quarter of 2021 or fourth quarter of 2020 compared to $1.4 million in the first quarter of 2020.

Core noninterest income, a non-GAAP financial measure that excludes noninterest income attributable to the Company’s former mortgage banking activities in the first quarter of 2020, was $2.1 million for the first quarter of 2021, a $128 thousand increase from $1.9 million for the first quarter of 2020, and a $76 thousand decrease from the fourth quarter of 2020. *

  The $128 thousand increase when compared to the first quarter of 2020 primarily consisted of the following: an increase in loan related fees and service charges (+$82 thousand), and an increase in interchange fees, as card activity volumes gradually continue to improve, included in other income (+$80 thousand). These items were partially offset by lower service charges on deposit accounts (-$103 thousand), primarily attributable to lower levels of nonsufficient funds and overdraft charges, partially due to accommodations to COVID-19 impacted customers in the current economic environment and higher liquidity maintained by other customers.
  The $76 thousand decrease when compared to the fourth quarter of 2020 was primarily due to a decrease in interchange fees, included in other income (-$80 thousand), that resulted from VISA incentive payment revenue included in the fourth quarter of 2020.

Noninterest Expenses

Noninterest expenses totaled $12.3 million for the first quarter of 2021, a decrease of $2.2 million from the $14.6 million reported in the first quarter of 2020, and a decrease of $2.2 million from the $14.6 million reported in the fourth quarter of 2020. There were no noninterest expenses attributable to the Company’s former mortgage banking activities in either the first quarter of 2021 or the fourth quarter of 2020 compared to $1.4 million in the first quarter of 2020.

Core noninterest expenses is a non-GAAP financial measure that excludes noninterest expenses attributable to the following: the Company’s former mortgage banking activities in the first quarter of 2020; the $788 thousand charge associated with the departure of the Company’s former CFO in the first quarter of 2020; the $554 thousand branch optimization charge recorded in the fourth quarter of 2020; and the $980 thousand charge, recorded in the fourth quarter of 2020 and included within other operating expense, for the settlement of potential litigation claims stemming from certain mortgages originated by First Mariner Bank before its merger with Howard Bank.

Core noninterest expenses were $12.3 million for the first quarter of 2021, a $9 thousand increase from $12.3 million in the first quarter of 2020, and a $691 thousand decrease from $13.0 million in the fourth quarter of 2020. *

  The $9 thousand increase when compared to the first quarter of 2020 resulted from higher compensation and benefits expenses (+$108 thousand) offset by lower expenses in all other categories (-$99 thousand). The higher level of compensation and benefits expense included an increase of staff costs and benefits (+$292 thousand), resulting from talent acquisitions since the first quarter of 2020, including staff increases in connection with the Company’s Greater Washington initiative. This increase was partially offset by a higher level of loan origination internal cost deferrals (-$184 thousand) driven by stronger loan origination volume in the first quarter of 2021 compared to the first quarter of 2020 (with $71 thousand of the internal cost deferrals attributable to PPP loans originated in the first quarter of 2021).
  The $691 thousand decrease when compared to the fourth quarter of 2020 included the impact of $618 thousand of additional fourth quarter 2020 expenses that resulted from the Company’s implementation of an enhanced methodology to accrue certain noninterest expenses (included within data processing fees (+$386 thousand) and professional fees (+$232 thousand)); these expenses did not reoccur in the first quarter of 2021. The remaining $73 thousand decrease in first quarter 2021 core noninterest expenses resulted from higher compensation and benefits expenses (+$198 thousand), partially driven by staff increases in connection with the greater Washington initiative, more than offset by lower expenses in all other categories (-$271 thousand).

Income Taxes

The Company reported an income tax expense of $2.2 million for the quarter ended March 31, 2021. The effective tax rate for the first quarter of 2021 was 26.3%. The effective tax rate for the fourth quarter of 2020 was 19.6%. In the first quarter of 2020, the Company recognized an income tax benefit of $1.2 million attributable to a change in net operating loss carryback rules under the CARES Act. The effective tax rate for the first quarter of 2020 was -15.8%; before the recognition of the CARES Act tax benefit, the effective tax rate would have been 25.0%.

Loans

Loans totaled $1.95 billion at March 31, 2021, an increase of $81.5 million, or 4.4%, from total loans at December 31, 2020. Compared to March 31, 2020, total loans grew by $186.0 million, or 10.6%.

Portfolio loans, a non-GAAP measure defined as total loans and leases, but excluding PPP loans, totaled $1.75 billion at March 31, 2021, an increase of $47.5 million, or 2.8%, from portfolio loans at December 31, 2020. Compared to March 31, 2020, portfolio loans decreased by $15.6 million, or 0.9%. Changes in portfolio loans were as follows: *

  Compared to December 31, 2020, the $47.5 million increase (11.2% annualized growth rate) in portfolio loans was primarily driven by growth in our commercial lending portfolio totaling $1.23 billion at March 31, 2021, a $36.6 million increase (12.3% annualized growth rate) from $1.19 billion at December 31, 2020:
    Commercial and industrial (“C&I”) loans were up $25.3 million, or 7.6%, commercial real estate (“CRE”) loans were up $8.3 million, or 1.1%, and construction and land (“C&L”) loans were up $3.0 million, or 2.5%. New loan originations of $74.5 million during the first quarter of 2021 were partially offset by $37.9 million in loan maturities, payoffs, partial paydowns, and lower line utilization.
    Consumer loans were up $10.7 million, or 16.7%, reflecting early successes in some niche lending activities.
    Residential real estate loans were up $242 thousand, or 0.1%. Despite $33.1 million of secondary market loan purchases during the first quarter of 2021, this purchase volume was offset by a continued substantially higher level of prepayments due to lower interest rates that led to another strong mortgage refinance quarter.
  Compared to March 31, 2020, the $15.6 million decrease in portfolio loans was a result of the following:
    Residential real estate loans were down $58.7 million, or 11.7%.
    The commercial lending portfolio modestly increased by $13.2 million, or 1.1%, with CRE loans up $54.2 million, or 7.8%, C&I loans down $29.7 million, or 7.6%, primarily due to lower line utilization, and C&L loans down $11.3 million, or 8.7%, due primarily to transfers to other loan portfolios.
    Consumer loans were up $30.0 million, or 67.0%, reflecting early successes in some niche lending activities such as marine lending.

Average loans were $1.89 billion for the first quarter of 2021, an increase of $10.1 million, or 0.5%, over average loans for the fourth quarter of 2020, and an increase of $139.1 million, or 7.9%, over average loans for the first quarter of 2020. Average portfolio loans were $1.71 billion for the first quarter of 2021, an increase of $9.7 million, or 0.6%, from average loans for the fourth quarter of 2020. Compared to the first quarter of 2020, average portfolio loans declined by $47.6 million, or 2.7%, with residential real estate loans down by $65.8 million, or 12.9%.

Deposits

Total deposits were $2.04 billion at March 31, 2021, an increase of $69.5 million, or 3.5%, over the December 31, 2020 balance of $1.98 billion. Compared to March 31, 2020, total deposits grew by $256.0 million, or 14.3%. Changes in deposits were as follows:

  Customer deposits, which exclude brokered and other non-customer deposits, were $1.78 billion at March 31, 2021, compared to $1.70 billion at December 31, 2020, an increase of $80.2 million, or 4.7%.
    Low-cost, non-maturity deposits increased by $118.3 million, or 8.1%, during the first quarter of 2021. $78.0 million of the growth was in transaction accounts, with $49.8 million of the transaction account growth in noninterest-bearing deposits.
    The increase in non-maturity deposits was partially offset by the continued managed decline in customer CD balances, down $38.1 million, or 16.2%. The Company continues to manage for lower retention rates on maturing CDs with substantially higher rates than current market rates. Management’s strategy is to not offer above-market renewal rates on non-transactional, non-relationship deposits.
  Compared to March 31, 2020, customer deposits increased by $334.4 million, or 23.2%.
    The increase in customer deposits was primarily the result of strong growth in low-cost, non-maturity deposits, which increased by $431.5 million, or 37.6%. $312.3 million of the growth was in transaction accounts, with $243.1 million of the transaction account growth in noninterest-bearing deposits.
    Customer CD balances declined by $97.1 million, or 33.0%.
  Brokered and other non-customer deposits were $268.7 million at March 31, 2021, compared to $279.4 million at December 31, 2020 and $347.1 million at March 31, 2020. Non-customer deposits are currently the Company’s lowest-cost incremental funding source.

Average customer deposits for the first quarter of 2021 were $1.72 billion, an increase of $56.2 million, or 3.4%, from the fourth quarter 2020 average balance. Customer non-maturity deposit balances increased by $90.8 million, or 6.4%, with transaction accounts up $56.4 million; $38.5 million of the transaction account growth was in noninterest-bearing deposits. Compared to the first quarter of 2020, average customer deposits were up by $258.2 million, or 17.7%. Customer non-maturity deposit balances increased by $357.8 million, or 31.1%, with transaction accounts up $269.1 million; $234.3 million of the transaction account growth was in noninterest-bearing deposits.

Investment Securities

Investment securities available for sale were $377.0 million at March 31, 2021, an increase of $1.6 million, or 0.4%, from the December 31, 2020 balance of $375.4 million. Compared to March 31, 2020, total investment securities available for sale grew by $101.8 million, or 37.0%. This portfolio growth was primarily the result of a leveraging strategy in the mortgage-backed securities portfolio, implemented in the third quarter of 2020.

Exit of Mortgage Banking Activities

The Company completed its previously announced exit of mortgage banking activities during the second quarter of 2020, with no pretax income contribution since the first quarter of 2020. The contribution of mortgage banking activities for the first quarter of 2020, which are excluded from the Company’s core results, are as follows:

  Total revenues of $1.6 million ($143 thousand of net interest income and $1.4 million of noninterest income),
  Noninterest expenses of $1.4 million, and
  Pretax income of $130 thousand.

* Please refer to the section entitled “Reconciliation of Non-GAAP Financial Measures” in this press release and to the financial tables entitled “GAAP to Non-GAAP reconciliation” for a reconciliation to the most directly comparable GAAP financial measures.

Earnings Conference Call

The Company will host a conference call on Thursday, April 22, 2021, at 10:00 a.m. (EDT) to discuss the results and presentation slides and to answer questions. Those who wish to participate may do so by calling 1-877-269-7756 and asking for the Howard Bancorp conference call. We encourage participants to call at least ten minutes prior to the scheduled start time so that you can be sure to be entered into the conference before it begins. You may also connect to the live conference and ask questions via an instant call-back from the automated conference host to the phone number you specify.

The Call-Back link will be available on our website at https://www.HowardBank.com/InvestorCall until the call has ended.

A presentation will be used during the earnings call and will be available on the Investor Relations section of our website at https://www.HowardBank.com/InvestorCall.

An internet-based audio replay of the call will be available on the Investor Relations page of our website at https://www.HowardBank.com/InvestorCall shortly following the conclusion of the call and will be available until May 19, 2021.

Company management will not be available to discuss the first quarter 2021 results prior to the earnings conference call.

About the Company

Howard Bancorp, Inc. is the parent company of Howard Bank, a Maryland-chartered trust company operating as a commercial bank. Headquartered in Baltimore City, Maryland, Howard Bank operates a general commercial banking business through its 13 branches located throughout the Greater Baltimore Metropolitan Area. Additional information about Howard Bancorp, Inc. and Howard Bank are available on its website at www.HowardBank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements by the Company’s management contains “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “anticipated,” “expects,” “intends,” “believes,” “may,” “likely,” “will,” “look forward” or other statements that indicate future periods. Such statements include, without limitation, statements regarding management’s predictions or expectations about future economic conditions, statements about the Company’s business or financial performance, as well as management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties which change over time and other factors which could cause actual results to differ materially from those currently anticipated. These risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act and the Consolidated Appropriations Act, 2021), and the resulting effect of these items on our operations, liquidity and capital position, and on the financial condition of the Company’s borrowers and other customers; conditions in the financial markets and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; the potential inability to replace income lost from exiting our mortgage banking activities with new revenues; the impact of changes in interest rates; credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company’s loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements; any further impairment of the Company’s goodwill or other intangible assets; losses resulting from pending or potential litigation claims may exceed amounts accrued with respect to such matters; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, whether as a result of new information, future events, or otherwise, except as required by law.

Additional information is available at www.HowardBank.com.

HOWARD BANCORP, INC. AND SUBSIDIARY
Selected Unaudited Financial Data
(in thousands except per share data)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	March 31,
	2021	2020	2020
Income Statement Data:
Interest income	$21,235	$21,713	$22,226
Interest expense	1,547	2,027	4,701
Net interest income	19,688	19,686	17,525
Provision for credit losses	1,000	1,700	3,445
Net interest income after provision for credit losses	18,688	17,986	14,080
Noninterest income	2,069	2,145	3,366
Noninterest expense	12,342	14,567	14,559
Income before income taxes	8,415	5,564	2,887
Income tax expense (benefit)	2,213	1,093	(456)
Net income	$6,202	$4,471	$3,343

Per Share Data and Shares Outstanding:
Net income per common share - basic	$0.33	$0.24	$0.18
Net income per common share - diluted	$0.33	$0.24	$0.18
Book value per common share, at period end	$15.58	$15.72	$16.85
Tangible book value per common share, at period end (1)	$13.70	$13.81	$13.02
Average common shares outstanding	18,768	18,743	18,867
Diluted average common shares outstanding	18,797	18,748	18,915
Shares outstanding, at period end	18,782	18,745	18,715

Balance Sheet Data:
Total assets	$2,625,550	$2,537,991	$2,507,894

Portfolio loans, net of unearned income (1)	1,745,862	1,698,322	1,761,419
Paycheck Protection Program loans, net of unearned income	201,588	167,639	-
Total loans and leases, net of unearned income	1,947,450	1,865,961	1,761,419

Allowance for loan losses	18,368	19,162	13,384
Other interest-earning assets	461,818	458,488	483,553
Total deposits	2,044,926	1,975,414	1,788,899
Total borrowings	263,838	242,071	377,611
Common and total stockholders' equity	292,675	294,632	315,358

Average total assets	2,539,849	2,527,869	2,369,848
Average common and total stockholders' equity	297,280	294,285	314,805

Selected Performance Metrics:
Return on average assets (2)	0.99%	0.70%	0.57%
Return on average common equity (2)	8.46%	6.04%	4.27%
Pre-provision net revenue ("PPNR") (1)	$9,415	$8,798	$6,990
PPNR to average assets (1)	1.50%	1.38%	1.19%
Net interest margin (2),(3)	3.43%	3.39%	3.34%
Efficiency ratio (4)	56.73%	66.73%	69.69%

Asset Quality Ratios:
Nonperforming loans to portfolio loans (1)	0.90%	1.14%	0.98%
Nonperforming assets to portfolio loans and OREO (1)	0.94%	1.19%	1.11%
Nonperforming assets to total assets	0.62%	0.79%	0.78%
Allowance for loan losses to total loans	0.94%	1.03%	0.76%
Allowance for loan losses to portfolio loans (1)	1.05%	1.13%	0.76%
Allowance for loan losses to nonperforming loans	116.82%	98.62%	77.80%
Net chargeoffs to average total loans and leases (2)	0.43%	0.05%	0.11%

Capital Ratios (Bancorp):
Tier 1 capital to average assets (leverage ratio)	9.53%	9.26%	9.10%
Common equity tier 1 capital to risk-weighted assets	12.06%	11.83%	10.95%
Tier 1 capital to risk-weighted assets	12.06%	11.83%	10.95%
Total capital to risk-weighted assets	14.47%	14.32%	13.16%
Average equity to average assets	11.70%	11.64%	13.28%

(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.
(2) Annualized
(3) Net interest income divided by average earning assets
(4) Noninterest expense divided by the sum of net interest income and noninterest income

HOWARD BANCORP, INC. AND SUBSIDIARY
Unaudited Consolidated Statements of Income (Loss)
(in thousands except per share data)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Interest income	$21,235	$21,713	$20,951	$21,473	$22,226
Interest expense	1,547	2,027	2,679	3,354	4,701
Net interest income	19,688	19,686	18,272	18,119	17,525
Provision for credit losses	1,000	1,700	1,700	3,000	3,445
Net interest income after provision for credit losses	18,688	17,986	16,572	15,119	14,080
Noninterest income:
Service charges on deposit accounts	539	535	506	433	642
Realized and unrealized gains from mortgage banking	-	-	-	-	1,036
Gain (loss) on sale of securities	-	-	-	3,044	-
Gain (loss) on the disposal of premises & equipment	-	-	-	6	-
Income from bank owned life insurance	424	440	441	441	445
Loan related fees and service charges	297	247	365	175	581
Other income	809	923	777	660	662
Total noninterest income	2,069	2,145	2,089	4,759	3,366
Noninterest expense:
Compensation and benefits	6,922	6,724	7,136	6,259	8,441
Occupancy and equipment	1,325	1,896	1,301	1,242	1,033
Marketing and business development	297	306	189	453	450
Professional fees	734	1,019	823	633	726
Data processing fees	884	1,306	897	850	927
FDIC assessment	295	342	358	229	193
Other real estate owned	40	26	115	269	78
Loan production expense	154	222	247	192	468
Amortization of core deposit intangible	615	636	659	680	699
Goodwill impairment charge	-	-	-	34,500	-
Other operating expense	1,076	2,090	984	2,320	1,544
Total noninterest expense	12,342	14,567	12,709	47,627	14,559
Income (loss) before income taxes	8,415	5,564	5,952	(27,749)	2,887
Income tax expense (benefit)	2,213	1,093	1,348	1,660	(456)
Net income (loss)	$6,202	$4,471	$4,604	$(29,409)	$3,343

Net income (loss) per common share:
Basic	$0.33	$0.24	$0.25	$(1.57)	$0.18
Diluted	$0.33	$0.24	$0.25	$(1.57)	$0.18

Average common shares outstanding:
Basic	18,768	18,743	18,737	18,716	18,867
Diluted	18,797	18,748	18,737	18,716	18,915

Selected Performance Metrics:
Return on average assets	0.99%	0.70%	0.73%	-4.68%	0.57%
Return on average common equity	8.46%	6.04%	6.34%	-37.06%	4.27%
Core Pre-provision net revenue ("PPNR") (1)	$9,415	$8,798	$7,652	$7,931	$6,990
Core PPNR to average assets (1)	1.50%	1.38%	1.21%	1.26%	1.19%
Net interest margin	3.43%	3.39%	3.15%	3.22%	3.34%
Efficiency ratio	56.73%	66.73%	62.42%	208.18%	69.69%
Core efficiency ratio (1)	56.73%	59.70%	62.42%	60.01%	63.83%

(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.

HOWARD BANCORP, INC. AND SUBSIDIARY
Unaudited Consolidated Balance Sheets
(in thousands except per share data)
	PERIOD ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
ASSETS
Cash and due from banks	$10,750	$9,415	$11,043	$12,652	$15,951
Interest bearing deposits with banks	68,822	65,204	59,539	46,418	179,999
Total cash and cash equivalents	79,572	74,619	70,582	59,070	195,950
Securities available for sale, at fair value	377,040	375,397	377,471	276,889	275,252
Securities held to maturity, at amortized cost	6,250	7,250	7,250	7,250	7,750
Federal Home Loan Bank of Atlanta stock, at cost	9,706	10,637	10,637	12,592	16,757
Loans held for sale, at fair value	-	-	-	-	3,795
Portfolio loans, net of unearned income (1)	1,745,862	1,698,322	1,688,030	1,704,911	1,761,419
Paycheck Protection Program loans, net of unearned inc	201,588	167,639	196,375	193,719	-
Total loans and leases, net of unearned income	1,947,450	1,865,961	1,884,405	1,898,630	1,761,419
Allowance for loan losses	(18,368)	(19,162)	(17,657)	(16,356)	(13,384)
Net loans and leases	1,929,082	1,846,799	1,866,748	1,882,274	1,748,035
Bank premises and equipment, net	40,700	41,142	42,147	42,434	42,543
Goodwill	31,449	31,449	31,449	31,449	65,949
Core deposit intangible	5,180	5,795	6,431	7,090	7,770
Bank owned life insurance	78,021	77,597	77,157	76,716	76,275
Other real estate owned	629	743	1,155	2,137	2,322
Deferred tax assets, net	32,175	31,254	34,687	35,034	33,529
Interest receivable and other assets	35,746	35,309	33,470	30,515	31,967
Total assets	$2,625,550	$2,537,991	$2,559,184	$2,463,450	$2,507,894

LIABILITIES
Noninterest-bearing deposits	$726,643	$676,801	$657,028	$671,598	$483,499
Interest-bearing deposits	1,318,283	1,298,613	1,315,710	1,159,076	1,305,400
Total deposits	2,044,926	1,975,414	1,972,738	1,830,674	1,788,899
FHLB advances	225,000	200,000	200,000	246,000	344,000
Fed funds and repos	10,353	13,634	41,473	37,834	5,321
Subordinated debt	28,485	28,437	28,388	28,339	28,290
Total borrowings	263,838	242,071	269,861	312,173	377,611
Accrued expenses and other liabilities	24,111	25,874	27,085	37,322	26,026
Total liabilities	2,332,875	2,243,359	2,269,684	2,180,169	2,192,536

STOCKHOLDERS' EQUITY
Common stock - $0.01 par value	188	187	187	187	187
Additional paid in capital	270,934	270,591	270,445	270,057	269,918
Retained earnings	24,369	18,167	13,696	9,090	38,501
Accumulated other comprehensive income	(2,816)	5,687	5,172	3,947	6,752
Total stockholders' equity	292,675	294,632	289,500	283,281	315,358
Total liabilities and stockholders' equity	$2,625,550	$2,537,991	$2,559,184	$2,463,450	$2,507,894

Capital Ratios (Bancorp)
Tier 1 capital to average assets (leverage ratio)	9.53%	9.26%	9.07%	8.73%	9.10%
Common equity tier 1 capital to risk-weighted assets	12.06%	11.83%	11.65%	11.66%	10.95%
Tier 1 capital to risk-weighted assets	12.06%	11.83%	11.65%	11.66%	10.95%
Total capital to risk-weighted assets	14.47%	14.32%	14.11%	14.09%	13.16%

Asset Quality Measures
Nonperforming loans	$15,723	$19,430	$16,984	$18,469	$17,203
Other real estate owned (OREO)	629	743	1,155	2,137	2,322
Total nonperforming assets	$16,352	$20,173	$18,139	$20,606	$19,525

Nonperforming loans to portfolio loans (1)	0.90%	1.14%	1.01%	1.08%	0.98%
Nonperforming assets to portfolio loans and OREO (1)	0.94%	1.19%	1.07%	1.21%	1.11%
Nonperforming assets to total assets	0.62%	0.79%	0.71%	0.84%	0.78%
Allowance for loan losses to total loans	0.94%	1.03%	0.94%	0.86%	0.76%
Allowance for loan losses to portfolio loans (1)	1.05%	1.13%	1.05%	0.96%	0.76%
Allowance for loan losses to nonperforming loans	116.82%	98.62%	103.96%	88.56%	77.80%
Net chargeoffs to average portfolio loans and leases (1), (2)	0.43%	0.05%	0.02%	0.01%	0.11%
Provision for credit losses to average portfolio loans (1), (2)	0.24%	0.40%	0.40%	0.69%	0.79%

(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.
(2) Annualized

HOWARD BANCORP, INC. AND SUBSIDIARY
Average Balances, Yields, and Rates
(in thousands)
	Three Months Ended March 31, 2021			Three Months Ended December 31, 2020			Three Months Ended March 31, 2020
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Earning assets
Loans and leases:
Commercial loans and leases	$344,841	$3,085	3.63%	$353,596	$3,159	3.55%	$377,198	$4,305	4.59%
Commercial real estate	736,282	8,556	4.71	733,116	8,764	4.76	690,930	8,446	4.92
Construction and land	117,251	1,109	3.84	108,020	1,054	3.88	131,489	1,463	4.48
Residential real estate	443,225	4,072	3.73	443,753	4,508	4.04	509,034	5,244	4.14
Consumer	65,136	658	4.09	58,548	632	4.29	45,664	520	4.58
Total portfolio loans	1,706,735	17,479	4.15	1,697,033	18,117	4.25	1,754,315	19,978	4.58
Paycheck Protection Program loans	186,728	2,203	4.79	186,267	1,886	4.03	-	-	-
Total loans and leases	1,893,463	19,682	4.22	1,883,300	20,003	4.23	1,754,315	19,978	4.58
Securities available for sale:
U.S Gov agencies	48,253	288	2.42	58,424	365	2.49	70,831	492	2.79
Mortgage-backed	319,063	929	1.18	308,737	963	1.24	151,399	978	2.60
Corporate debentures	9,152	140	6.20	8,910	137	6.12	5,522	92	6.70
Total available for sale securities	376,467	1,357	1.46	376,071	1,465	1.55	227,752	1,562	2.76
Securities held to maturity	6,283	89	5.72	7,250	107	5.87	7,750	112	5.81
FHLB Atlanta stock, at cost	10,687	101	3.85	10,951	132	4.80	15,708	174	4.46
Interest bearing deposits in banks	38,297	6	0.06	32,356	6	0.07	84,860	234	1.11
Loans held for sale	-	-	-	-	-	-	18,424	166	3.62
Total earning assets	2,325,198	21,235	3.70%	2,309,928	21,713	3.74%	2,108,809	22,226	4.24%
Cash and due from banks	10,586			11,534			13,610
Bank premises and equipment, net	40,993			41,979			42,689
Goodwill	31,449			31,449			65,949
Core deposit intangible	5,563			6,195			8,219
Other assets	145,158			144,336			141,291
Less: allowance for loan losses	(19,098)			(17,552)			(10,719)
Total assets	$2,539,849			$2,527,869			$2,369,848

Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$218,053	$22	0.04%	$200,144	$27	0.05%	$183,305	$157	0.34%
Money market	442,930	83	0.08	431,769	107	0.10	368,779	706	0.77
Savings	171,508	12	0.03	154,953	20	0.05	133,577	45	0.14
Time deposits	438,545	543	0.50	505,462	971	0.76	523,980	2,302	1.77
Total interest-bearing deposits	1,271,036	660	0.21	1,292,328	1,125	0.35	1,209,641	3,210	1.07
Borrowings:
FHLB advances	207,696	441	0.86	207,335	450	0.86	320,868	1,025	1.28
Fed funds and repos	12,983	1	0.03	18,706	5	0.11	6,665	5	0.30
Subordinated debt	28,455	446	6.35	28,405	447	6.26	28,258	461	6.56
Total borrowings	249,133	888	1.44	254,446	902	1.41	355,791	1,491	1.69
Total interest-bearing funds	1,520,169	1,547	0.41%	1,546,774	2,027	0.52%	1,565,432	4,701	1.21%
Noninterest-bearing deposits	699,021			660,549			464,701
Other liabilities	23,379			26,261			24,910
Total liabilities	2,242,569			2,233,584			2,055,043
Stockholders' equity	297,280			294,285			314,805
Total liabilities & equity	$2,539,849			$2,527,869			$2,369,848
Net interest rate spread (1)		$19,688	3.29%		$19,686	3.22%		$17,525	3.03%
Effect of noninterest-bearing funds			0.14			0.17			0.31
Net interest margin on earning assets (2)			3.43%			3.39%			3.34%

(1) The difference between the annualized yield on average total earning assets and the annualized cost of average total interest-bearing liabilities
(2) Annualized net interest income divided by average total earning assets

Reconciliation of Non-GAAP Financial Measures

This press release contains references to financial measures that are not defined in generally accepted accounting principles (“GAAP”). Such non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this press release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this press release when comparing such non-GAAP financial measures.

The Company considers the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. The Company believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

The Company has excluded the after tax impact of its former mortgage banking activities, the goodwill impairment charge, and certain other items, as well as the income tax benefit of the change in net operating loss carryback rules as a result of the CARES Act. The reconciliation is presented on the following pages.

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - CORE NET INCOME AND EPS
(in thousands except per share data)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net income (loss) (GAAP)	$6,202	$4,471	$4,604	$(29,409)	$3,343
Adjustments:
Mortgage banking activities:
Net interest income	-	-	-	-	(143)
Noninterest income	-	-	-	-	(1,425)
Noninterest expenses	-	-	-	-	1,438
Total pretax - mortgage banking activities	-	-	-	-	(130)
Certain other items:
Securities gains	-	-	-	(3,044)	-
Prepayment penalty - FHLB advances	-	-	-	224	-
Branch optimization charge	-	554	-	-	-
Litigation expense	-	980	-	1,000	-
CFO departure	-	-	-	-	788
Goodwill impairment charge	-	-	-	34,500	-
Total pretax - certain other items	-	1,534	-	32,680	788
Total core pretax income adjustments	-	1,534	-	32,680	658
Income tax expense (benefit) of adjustments	-	414	-	(454)	178
Total core pretax income adjustments, net of tax	-	1,120	-	33,134	480
Less: One-time benefit of NOL carryback (CARES Act)	-	(94)	-	-	(1,177)
Total core adjustments to net income	-	1,026	-	33,134	(697)
Core net income (Non-GAAP)	$6,202	$5,497	$4,604	$3,725	$2,646

Diluted average common shares	18,797	18,748	18,737	18,716	18,915

Diluted EPS (GAAP)	$0.33	$0.24	$0.25	$(1.57)	$0.18
Total core adjustments to net income	-	0.05	-	1.77	(0.04)
Core diluted EPS (Non-GAAP)	$0.33	$0.29	$0.25	$0.20	$0.14

GAAP TO NON-GAAP RECONCILIATION - PRE-PROVISION NET REVENUE ("PPNR")
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net income (loss) (GAAP)	$6,202	$4,471	$4,604	$(29,409)	$3,343
Plus: provision for credit losses	1,000	1,700	1,700	3,000	3,445
Plus: income tax expense	2,213	1,093	1,348	1,660	(456)
Pre-provision net revenue (Non-GAAP)	$9,415	$7,264	$7,652	$(24,749)	$6,332

Adjustments to net revenue:
Mortgage banking activities	-	-	-	-	(130)
Securities gains	-	-	-	(3,044)	-
Prepayment penalty - FHLB advances	-	-	-	224	-
Branch optimization charge	-	554	-	-	-
Litigation accrual	-	980	-	1,000	-
CFO departure	-	-	-	-	788
Goodwill impairment charge	-	-	-	34,500	-
Total core pretax net revenue adjustments	-	1,534	-	32,680	658
Core pre-provision net revenue (PPNR)	$9,415	$8,798	$7,652	$7,931	$6,990

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - PPNR / AVERAGE TANGIBLE COMMON EQUITY
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Core PPNR (Non-GAAP)	$9,415	$8,798	$7,652	$7,931	$6,990

Average common equity (GAAP)	$297,280	$294,285	$288,727	$319,152	$314,805
Less average goodwill	(31,449)	(31,449)	(31,449)	(65,570)	(65,949)
Less average core deposit intangible, net	(4,246)	(4,716)	(5,076)	(5,672)	(6,170)
Average tangible common equity (Non-GAAP)	$261,584	$258,120	$252,202	$247,910	$242,686

Core PPNR / average tangible common equity (Non-GAAP)	14.60%	13.56%	12.07%	12.87%	11.58%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - PPNR / AVERAGE TOTAL ASSETS
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Core PPNR (Non-GAAP)	$9,415	$8,798	$7,652	$7,931	$6,990

Average total assets (GAAP)	2,539,849	2,527,869	2,524,773	2,529,797	2,369,848

Core PPNR / average total assets (Non-GAAP)	1.50%	1.38%	1.21%	1.26%	1.19%

Annualized ratio based on days in quarter divided by days in year

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - EFFICIENCY RATIO
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net interest income (GAAP)	$19,688	$19,686	$18,272	$18,119	$17,525
Adjustments:
Mortgage banking activities	-	-	-	-	(143)
Total core net interest income adjustments	-	-	-	-	(143)
Core net interest income (Non-GAAP)	$19,688	$19,686	$18,272	$18,119	$17,382

Noninterest income (GAAP)	$2,069	$2,145	$2,089	$4,759	$3,366
Adjustments:
Mortgage banking activities	-	-	-	-	(1,425)
Securities gains	-	-	-	(3,044)	-
Total core noninterest income adjustments	-	-	-	(3,044)	(1,425)
Core noninterest income (Non-GAAP)	$2,069	$2,145	$2,089	$1,715	$1,941

Total net interest income and noninterest income (GAAP)	$21,757	$21,831	$20,361	$22,878	$20,891
Adjustments:
Total core net interest income adjustments	-	-	-	-	(143)
Total core noninterest income adjustments	-	-	-	(3,044)	(1,425)
Total core net interest income and noninterest income adjustments	-	-	-	(3,044)	(1,568)
Core net interest income + noninterest income (Non-GAAP)	$21,757	$21,831	$20,361	$19,834	$19,323

Noninterest expense (GAAP)	$12,342	$14,567	$12,709	$47,627	$14,559
Adjustments:
Mortgage banking activities	-	-	-	-	(1,438)
Prepayment penalty - FHLB advances	-	-	-	(224)	-
Branch optimization charge	-	(554)	-	-	-
Litigation accrual	-	(980)	-	(1,000)	-
CFO departure	-	-	-	-	(788)
Goodwill impairment charge	-	-	-	(34,500)	-
Total core noninterest expense adjustments	-	(1,534)	-	(35,724)	(2,226)
Core noninterest expense (Non-GAAP)	$12,342	$13,033	$12,709	$11,903	$12,333

Efficiency ratio (GAAP)	56.73%	66.73%	62.42%	208.18%	69.69%

Core efficiency ratio (Non-GAAP)	56.73%	59.70%	62.42%	60.01%	63.83%

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - TANGIBLE BOOK VALUE PER COMMON SHARE
(in thousands except per share data)

	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Common and total stockholder's equity (GAAP)	$292,675	$294,632	$289,500	$283,281	$315,358

Total shares outstanding at period end	18,782	18,745	18,742	18,716	18,715

Book value per common share at period end (GAAP)	$15.58	$15.72	$15.45	$15.14	$16.85

Common and total stockholder's equity (GAAP)	$292,675	$294,632	$289,500	$283,281	$315,358
Less goodwill	(31,449)	(31,449)	(31,449)	(31,449)	(65,949)
Less deposit intangible, net of deferred tax liability	(3,942)	(4,398)	(4,869)	(5,358)	(5,802)
Tangible common equity (Non-GAAP)	$257,284	$258,785	$253,182	$246,474	$243,607

Total shares outstanding at period end	18,782	18,745	18,742	18,716	18,715

Tangible book value per common share (Non GAAP)	$13.70	$13.81	$13.51	$13.17	$13.02

GAAP TO NON-GAAP RECONCILIATION - TANGIBLE COMMON EQUITY / TANGIBLE ASSETS
(in thousands except per share data)

	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Common (and total) stockholder's equity (GAAP)	$292,675	$294,632	$289,500	$283,281	$315,358
Less goodwill	(31,449)	(31,449)	(31,449)	(31,449)	(65,949)
Less deposit intangible, net of deferred tax liability	(3,942)	(4,398)	(4,869)	(5,358)	(5,802)
Tangible common equity (Non-GAAP)	$257,284	$258,785	$253,182	$246,474	$243,607

Total assets (GAAP)	$2,625,550	$2,537,991	$2,559,184	$2,463,450	$2,507,894
Less goodwill	(31,449)	(31,449)	(31,449)	(31,449)	(65,949)
Less deposit intangible, net of deferred tax liability	(3,942)	(4,398)	(4,869)	(5,358)	(5,802)
Tangible assets (Non-GAAP)	$2,590,159	$2,502,144	$2,522,866	$2,426,643	$2,436,143

Tangible common equity / tangible assets (period end)	9.93%	10.34%	10.04%	10.16%	10.00%

GAAP TO NON-GAAP RECONCILIATION - RETURN ON AVERAGE COMMON EQUITY
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net income (loss) (GAAP)	$6,202	$4,471	$4,604	$(29,409)	$3,343

Average common (and total) equity (GAAP)	297,280	294,285	288,727	319,152	314,805

Return on average common equity (GAAP)	8.46%	6.04%	6.34%	-37.06%	4.27%

Net income (loss) (GAAP)	$6,202	$4,471	$4,604	$(29,409)	$3,343
Total core adjustments to net income (loss)	-	1,026	-	33,134	(697)
Core net income (Non-GAAP)	$6,202	$5,497	$4,604	$3,725	$2,646

Average common equity	297,280	294,285	288,727	319,152	314,805

Core return on average common equity (Non-GAAP)	8.46%	7.43%	6.34%	4.69%	3.38%

Annualized ratio based on days in quarter divided by days in year

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - TANGIBLE RETURN ON AVERAGE TANGIBLE COMMON EQUITY
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net income (loss) (GAAP)	$6,202	$4,471	$4,604	$(29,409)	$3,343

Goodwill impairment charge	-	-	-	34,500	-

CDI amortization	615	636	659	680	699
Income tax expense on pretax total	(166)	(172)	(178)	(184)	(189)
CDI amortization, net of tax	449	464	481	496	510
Total adjustments to net income	449	464	481	34,996	510
Tangible net income (Non-GAAP)	$6,651	$4,936	$5,085	$5,587	$3,853

Average common equity (GAAP)	$297,280	$294,285	$288,727	$319,152	$314,805
Less average goodwill	(31,449)	(31,449)	(31,449)	(65,570)	(65,949)
Less average core deposit intangible, net	(4,246)	(4,716)	(5,076)	(5,672)	(6,170)
Average tangible common equity (Non-GAAP)	$261,584	$258,120	$252,202	$247,910	$242,686

Tangible return on average tangible common equity (Non-GAAP)	10.31%	7.61%	8.02%	9.06%	6.39%

Tangible net income (Non-GAAP)	$6,651	$4,936	$5,085	$5,587	$3,853
Total core adjustments to net income (loss) (ex goodwill impairment)	-	1,026	-	(1,366)	(697)
Core tangible net income (Non-GAAP)	$6,651	$5,961	$5,085	$4,221	$3,157

Average tangible common equity (Non-GAAP)	$261,584	$258,120	$252,202	$247,910	$242,686

Core tangible return on average tangible common
equity (Non-GAAP)	10.31%	9.19%	8.02%	6.85%	5.23%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - RETURN ON AVERAGE ASSETS
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net income (loss) (GAAP)	$6,202	$4,471	$4,604	$(29,409)	$3,343

Average total assets (GAAP)	2,539,849	2,527,869	2,524,773	2,529,797	2,369,848

Return on average assets (GAAP)	0.99%	0.70%	0.73%	-4.68%	0.57%

Net income (loss) (GAAP)	6,202	4,471	4,604	(29,409)	3,343
Total core adjustments to net income (loss)	-	1,026	-	33,134	(697)
Core net income (Non-GAAP)	$6,202	$5,497	$4,604	$3,725	$2,646

Average total assets (GAAP)	2,539,849	2,527,869	2,524,773	2,529,797	2,369,848

Core return on average assets (Non-GAAP)	0.99%	0.87%	0.73%	0.59%	0.45%

Annualized ratio based on days in quarter divided by days in year

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - TANGIBLE RETURN ON AVERAGE TANGIBLE ASSETS
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net income (loss) (GAAP)	$6,202	$4,471	$4,604	$(29,409)	$3,343

Goodwill impairment charge	-	-	-	34,500	-

CDI amortization	615	636	659	680	699
Income tax expense on pretax total	(166)	(172)	(178)	(184)	(189)
CDI amortization, net of tax	449	464	481	496	510
Total adjustments to net income	449	464	481	34,996	510
Tangible net income (Non-GAAP)	$6,651	$4,936	$5,085	$5,587	$3,853

Average total assets (GAAP)	2,539,849	2,527,869	2,524,773	2,529,797	2,369,848
Less average goodwill	(31,449)	(31,449)	(31,449)	(65,570)	(65,949)
Less average core deposit intangible, net	(4,246)	(4,716)	(5,076)	(5,672)	(6,170)
Average tangible assets (Non-GAAP)	$2,504,154	$2,491,704	$2,488,248	$2,458,555	$2,297,729

Tangible return on average tangible assets (Non-GAAP)	1.08%	0.79%	0.81%	0.91%	0.67%

Tangible net income (Non-GAAP)	$6,651	$4,936	$5,085	$5,587	$3,853
Total core adjustments to net income (loss) (ex goodwill impairment)	-	1,026	-	(1,366)	(697)
Core tangible net income (Non-GAAP)	$6,651	$5,961	$5,085	$4,221	$3,157

Average tangible assets (Non-GAAP)	$2,504,154	$2,491,704	$2,488,248	$2,458,555	$2,297,729

Core tangible return on average tangible assets (Non-GAAP)	1.08%	0.95%	0.81%	0.69%	0.55%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - ALLOWANCE FOR LOAN LOSSES AS A % OF PORTFOLIO LOANS
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Allowance for loan losses (GAAP)	$18,368	$19,162	$17,657	$16,356	$13,384

Total loans and leases (GAAP)	1,947,450	1,865,961	1,884,405	1,898,630	1,761,419

Allowance as a % of total loans and leases (GAAP)	0.94%	1.03%	0.94%	0.86%	0.76%

Allowance for loan losses (GAAP)	$18,368	$19,162	$17,657	$16,356	$13,384

Total loans and leases (GAAP)	1,947,450	1,865,961	1,884,405	1,898,630	1,761,419
Less PPP loans outstanding	(201,588)	(167,639)	(196,375)	(193,719)	-
Portfolio loans (Non-GAAP)	1,745,862	1,698,322	1,688,030	1,704,911	1,761,419

Allowance as a % of portfolio loans (Non-GAAP)	1.05%	1.13%	1.05%	0.96%	0.76%

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - NONPERFORMING LOANS AS A % OF PORTFOLIO LOANS
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Nonperforming loans	$15,723	$19,430	$16,984	$18,469	$17,203

Total loans and leases (GAAP)	1,947,450	1,865,961	1,884,405	1,898,630	1,761,419

Nonperforming loans as a % of total loans and leases (GAAP)	0.81%	1.04%	0.90%	0.97%	0.98%

Nonperforming loans	$15,723	$19,430	$16,984	$18,469	$17,203

Total loans and leases (GAAP)	1,947,450	1,865,961	1,884,405	1,898,630	1,761,419
Less PPP loans outstanding	(201,588)	(167,639)	(196,375)	(193,719)	-
Portfolio loans (Non-GAAP)	1,745,862	1,698,322	1,688,030	1,704,911	1,761,419

Nonperforming loans as a % of portfolio loans (Non-GAAP)	0.90%	1.14%	1.01%	1.08%	0.98%

GAAP TO NON-GAAP RECONCILIATION - NONPERFORMING ASSETS AS A % OF PORTFOLIO LOANS + OREO
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Nonperforming assets	$16,352	$20,173	$18,139	$20,606	$19,525

Total loans and leases (GAAP)	1,947,450	1,865,961	1,884,405	1,898,630	1,761,419
OREO	629	743	1,155	2,137	2,322
Total loans and leases + OREO	1,948,079	1,866,704	1,885,560	1,900,767	1,763,741

Nonperforming assets as a % of
total loans and leases + OREO (GAAP)	0.84%	1.08%	0.96%	1.08%	1.11%

Nonperforming assets	$16,352	$20,173	$18,139	$20,606	$19,525

Total loans and leases (GAAP)	1,947,450	1,865,961	1,884,405	1,898,630	1,761,419
OREO	629	743	1,155	2,137	2,322
Total loans and leases + OREO	1,948,079	1,866,704	1,885,560	1,900,767	1,763,741
Less PPP loans outstanding	(201,588)	(167,639)	(196,375)	(193,719)	-
Portfolio loans + OREO	$1,746,491	$1,699,065	$1,689,185	$1,707,048	$1,763,741

Nonperforming assets as a % of
portfolio loans + OREO (Non-GAAP)	0.94%	1.19%	1.07%	1.21%	1.11%

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - ALLOWANCE FOR LOAN LOSSES + FV MARKS AS A % OF
PORTFOLIO LOANS + FV MARKS
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Allowance for loan losses (GAAP)	$18,368	$19,162	$17,657	$16,356	$13,384
Add: Fair value marks	5,302	6,454	7,365	8,105	8,737

Allowance + fair value marks (Non-GAAP)	$23,670	$25,616	$25,022	$24,461	$22,121

Total loans and leases (GAAP)	$1,947,450	$1,865,961	$1,884,405	$1,898,630	$1,761,419
Add: fair value marks	5,302	6,454	7,365	8,105	8,737

Total loans and leases + fair value marks (Non-GAAP)	$1,952,752	$1,872,415	$1,891,770	$1,906,735	$1,770,156

Allowance + fair value marks as a % of
total loans and leases + fair value marks (Non-GAAP)	1.21%	1.37%	1.32%	1.28%	1.25%

Allowance for loan losses (GAAP)	$18,368	$19,162	$17,657	$16,356	$13,384
Add: Fair value marks	5,302	6,454	7,365	8,105	8,737

Allowance + fair value marks (Non-GAAP)	$23,670	$25,616	$25,022	$24,461	$22,121

Total loans and leases (GAAP)	$1,947,450	$1,865,961	$1,884,405	$1,898,630	$1,761,419
Less PPP loans outstanding	(201,588)	(167,639)	(196,375)	(193,719)	-
Portfolio loans (Non-GAAP)	$1,745,862	$1,698,322	$1,688,030	$1,704,911	$1,761,419
Add: fair value marks	5,302	6,454	7,365	8,105	8,737

Portfolio loans + fair value marks (Non-GAAP)	$1,751,164	$1,704,776	$1,695,395	$1,713,016	$1,770,156

Allowance + fair value marks as a % of
portfolio loans and leases + fair value marks (Non-GAAP)	1.35%	1.50%	1.48%	1.43%	1.25%

GAAP TO NON-GAAP RECONCILIATION - NET INTEREST MARGIN
(in thousands)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Net interest income (GAAP)	$19,688	$19,686	$18,272	$18,119	$17,525

Average earning assets (GAAP)	2,325,198	2,309,928	2,305,205	2,265,240	2,108,809

Net interest margin (GAAP)	3.43%	3.39%	3.15%	3.22%	3.34%

Net interest income (GAAP)	$19,688	$19,686	$18,272	$18,119	$17,525
Less net accretion of net fair value discounts on acquired loans	(725)	(888)	(548)	(448)	(219)
Less PPP net interest income (implied cost of funds at 0.35%)	(2,042)	(1,633)	(1,038)	(743)	-
Operating net interest income (Non-GAAP)	$16,921	$17,165	$16,686	$16,928	$17,306

Average earning assets (GAAP)	2,325,198	2,309,928	2,305,205	2,265,240	2,108,809
Add net fair value discounts on acquired loans	5,956	6,921	7,696	8,408	9,045
Less PPP loans	(186,728)	(186,267)	(195,588)	(142,715)	-
Operating average earning assets (Non-GAAP)	$2,144,426	$2,130,582	$2,117,313	$2,130,933	$2,117,854

Operating net interest margin (Non-GAAP)	3.20%	3.21%	3.14%	3.20%	3.29%

Annualized ratio based on days in quarter divided by days in year

Contacts

Howard Bancorp, Inc.
Robert L. Carpenter, Jr., Executive Vice President and Chief Financial Officer
410-750-0020
bcarpenter@HowardBank.com